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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    FINOVA Mezzanine Capital Inc.           |    Environmental Tectonics Corporation (ETC) |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |     June, 1999     |              below)                  |
| 500 Church Street, Suite 200               |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Nashville, TN 37219                        |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|    (common class   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |       only)        |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/1/99           |  S    |      |      300   |  D    |$11.75|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/1/99           |  S    |      |      100   |  D    |$12.00|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/2/99           |  S    |      |    2,600   |  D    |$11.04|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/3/99           |  S    |      |    3,200   |  D    |$10.70|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/4/99           |  S    |      |      500   |  D    |$10.63|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/9/99           |  S    |      |    5,500   |  D    |$10.03|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Environmental        |  6/16/99          |  S    |      |    3,100   |  D    |$10.00|          611,566   |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Tectonics Corporation|                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
  Page 1 of 2                                                                                                            (Over)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative | 2. Conver-  |3. Trans- |4. Trans- | 5. Number of   | 6. Date Exer-    | 7. Title and Amount|8. Price     |
|   Security            |    sion or  |   action |   action |    Derivative  |    cisable and   |    of Underlying   |   of        |
|   (Instr. 3)          |    Exercise |   Date   |   Code   |    Securities  |    Expiration    |    Securities      |   Deriv-    |
|                       |    Price of |   (Month/|   (Instr.|    Acquired (A)|    Date          |    (Instr. 3 and 4)|   ative     |
|                       |    Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/   |                    |   Secur-    |
|                       |    ative    |   Year)  |          |    or (D)      |    Year)         |                    |   ity       |
|                       |    Security |          |          |    (Instr. 3,  |                  |                    |   (Instr. 5)|
|                       |             |          |          |    4, and 5)   |------------------|--------------------|             |
|                       |             |          |          |                | Date   |Expira-  |        |  Amount or|             |
|                       |             |          |----------|----------------| Exer-  |tion     |  Title |  Number of|             |
|                       |             |          | Code| V  |   (A)  |  (D)  | cisable|Date     |        |  Shares   |             |
|-----------------------|-------------|----------|-----|----|--------|-------|--------|---------|--------|-----------|-------------|
|ETC Stock Purchase     |    $0.50    |  3/27/97 |  P  |    |        |       | 3/27/97|3/27/2004|Common  | 332,820   |  $499,230   |
|-----------------------|-------------|----------|-----|----|--------|-------|--------|---------|--------|-----------|-------------|
|Warrant                |             |          |     |    |        |       |        |         |        |           |             |
|-----------------------|-------------|----------|-----|----|--------|-------|--------|---------|--------|-----------|-------------|
|                       |             |          |     |    |        |       |        |         |        |           |             |
|-----------------------|-------------|----------|-----|----|--------|-------|--------|---------|--------|-----------|-------------|
|                       |             |          |     |    |        |       |        |         |        |           |             |
|-----------------------|-------------|----------|-----|----|--------|-------|--------|---------|--------|-----------|-------------|
|                       |             |          |     |    |        |       |        |         |        |           |             |
|-----------------------|-------------|----------|-----|----|--------|-------|--------|---------|--------|-----------|-------------|
|                       |             |          |     |    |        |       |        |         |        |           |             |
|-----------------------------------------------------------------------------------------------------------------------------------


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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|      332,820        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

Beneficial shares and exercise price at end of period reflect a 2:1 stock dividend.

** Intentional misstatements or omissions of facts constitute Federal Criminal        /s/ Philip S. Clark                 7-10-99
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              --------------------------------   ----------
                                                                                      ** Signature of Reporting Person      Date

Note: File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.